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                                                                     Exhibit 5.5

November 13, 2002


Quality Distribution, LLC
3802 Corporex Park Drive
Tampa, Florida 33619

         Re:      Registration of Securities of Quality Distribution, LLC
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Ladies and Gentlemen:

     At your request, we are delivering this opinion in connection with the Registration Statement (the "Registration Statement") on Form S-4 (File No. 333-98077) of Quality Distribution, LLC, a Delaware limited liability company (the "Company"), relating to the Company's offer (the "Exchange Offer") to exchange up to $54,654,296 principal amount of the Company's 12 1/2% Senior Subordinated Secured Notes due 2008, issued pursuant to an Indenture dated as of May 30, 2002 (the "Indenture") among the Company, certain guarantors and The Bank of New York, as Trustee, that have been registered under the Securities Act of 1933 (the "New Notes"), which New Notes will be guaranteed (the "Guarantees") under the Indenture by (among other subsidiaries of the Company) each of Capacity Management Systems, Inc., a Pennsylvania corporation, Chemical Leaman Corporation, a Pennsylvania corporation and Chemical Properties, Inc., a Pennsylvania corporation (collectively, the "Pennsylvania Guarantors"), for a like principal amount of the Company's outstanding 12 1/2% Senior Subordinated Secured Notes due 2008 (the "Old Notes"), which were also issued pursuant to the Indenture and guaranteed thereunder by each of the Pennsylvania Guarantors.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

     Upon the basis of the foregoing, we are of the opinion that when the New Notes and the Guarantees have been duly executed, authenticated and delivered in accordance with the Indenture in exchange for the Old Notes pursuant to the Exchange Offer, the Guarantees of the New Notes will be the valid and binding obligations of each of the Pennsylvania Guarantors.

     The foregoing opinions are subject to the following qualifications:

     (a) Our opinion is limited to the laws of the Commonwealth of Pennsylvania;

     (b) Our opinion is subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws


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Quality Distribution, Inc.
November 13, 2002
Page 2


          relating to creditors' rights generally and to equitable principles of general application (regardless of whether enforceability is considered in a proceeding at law or in equity); and

     (c) We have assumed that the Indenture constitutes a valid and binding obligation of the parties thereto other than the Pennsylvania Guarantors.

     This opinion may be relied upon by your counsel O'Melveny & Myers LLP in connection with its opinion that is filed as an exhibit to the Registration Statement.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP